Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Warren Resources, Inc. of our summary reports dated February 21, 2014, January 22, 2013 and January 20, 2012, to the interest of Warren Resources, Inc. and its subsidiaries, relating to the estimated quantities of proved reserves of oil and gas and present values thereof, included in the annual reports on Form 10-K of Warren Resources, Inc. for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively. We also consent to the reference to our firm under the caption “Experts” in such registration statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President & Chief Operating Officer
Houston, Texas
September 18, 2014